Exhibit 24.2

			     CERTIFICATE OF VOTE


I, Deborah A. Kream, Assistant Clerk of Plymouth Rubber Company, Inc., hereby certify that, pursuant to the unanimous consent of all of the members of the Company's Board of Directors, the following vote was unanimously adopted, to wit:

VOTED: That Maurice J. Hamilburg and Joseph J. Berns, each acting individually and without the other be and hereby are authorized, for and on behalf of, and as attorney for, the Company and/or the Company's controller and principal accounting officer and/or any other officer of the Company, including, without limitation, the President and/or each Vice President and/or the Treasurer and/or the Assistant Clerk or Assistant Secretary of the Company, to sign the Registration Statement on Form S-8 (including all post-effective amendments thereto) which the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Company's State Street Solutions Prototype Defined Contribution Plan, including the Profit Sharing - Nonstandardized Adoption Agreement and Supplement, (the Plan) and 100,000 shares of the Company's Class B
Common Stock, $1.00 par value, to be purchased on the open market through the Plymouth Rubber Company Class B Common Stock Fund as one of the
Investment Funds under the Plan.

I further certify that the foregoing vote is still in full force and effect and has not been altered, amended, rescinded or repealed.

IN WITNESS WHEREOF, I hereunto set my hand and seal of the Company this 15th day of May 1998.

/s/Deborah A. Kream
   Assistant Clerk